EXHIBIT 99.1

                             GRANT PARK FUTURES FUND

               WEEKLY COMMENTARY FOR THE WEEK ENDED JULY 15, 2005

                   GRANT PARK WEEKLY PERFORMANCE STATISTICS *
                                     7/15/05

                          WEEKLY ROR         MTD ROR          YTD ROR
CLASS A UNITS               -1.12%            -1.71%           -4.33%
CLASS B UNITS               -1.14%            -1.75%           -4.82%

* Subject to independent verification


The Grant Park Futures Fund experienced losses over the previous trading week. Positions in the currencies and fixed income markets were responsible for the majority of losses. Gains came mostly from positions in the stock indices. The agricultural/soft commodity sector was mixed, with positions in the grains reporting profits while losses were a result of positions in the soft commodities.

Long positions in the fixed income sector reported setbacks as prices for financial products fell amid the possibility of higher European interest rates. The Eurex BOBL and the Euro bund closed lower for the week as fixed income prices fell after Dr. Omar Issing, the Chief Economist at the European Central Bank, said on Wednesday that "the outlook for prices has clearly worsened since June" and that the present (low) levels of European rates are "no obstacle to growth in the euro region and are rather quite the opposite". Longs in the EuroSwiss and British short-sterling contracts also sustained losses as the economists' sentiments were echoed by a member of the ECB's Governing Council, Nout Wellnick, who speculated that lower interest rates moving forward would have "uncertain but very limited benefits". Losses also came from longs in the LIFFE euribor and London long gilt contracts as prices there were weaker in the wake of the comments. Long positions in the U.S. market also incurred losses as the Thirty-year bond and Ten-year note closed the week lower. News that the U.S. economy had narrowed its trade deficit to $55.3 billion in May while registering a record for exports helped to push prices lower.

The comments concerning short-term European rates led to losses in the currency sector as short positions in the euro and the British pound lost ground when those currencies rallied. Analysts said that the spike in the pound was also a reaction to the sell-off that took place after the recent terrorist attacks in London, as investors were encouraged by the overall mood there in the wake of the attacks. The speculation on rates also caused losses to short positions in the Swiss franc. Shorts in the South African rand and Japanese yen were also losers as both of those currencies gained against the dollar, which briefly rallied on the trade deficit news but retreated on Friday. Longs in the U.S.dollar index in New York sustained a loss when the index settled 53 basis points lower for the week.

Long positions in the stock indices reported profits as both the NASDAQ and S&P Composite Index traded higher in response to the favorable data on the trade deficit. Analysts said that a round of favorable earnings reports also contributed to the higher prices when both Pepsi Co and Genentech
(biotechnology) released better-

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY

[LOGO]                                           (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                            o FAX (312) 756-4452
555 West Jackson Blvd, Suite 600             Performance Hotline: (866) 516-1574
Chicago, IL 60661                               website: www.dearborncapital.com
                                               e-mail: funds@dearborncapital.com
than-expected profits on Tuesday. Lower energy prices also contributed to the strength in share prices. Longs in the European markets performed well as the Paris CAC, German DAX and Spanish IBEX all settled higher for the week. Prices were also higher in the Pacific Rim as the Hong Kong Hang Seng and Tokyo Nikkei settled higher for the week. Share prices in Australia were higher, benefiting longs in the Australian SPI.

Lastly, in other sectors, a rally in the grain markets brought profits to long positions in the soybean complex. The recent hot and dry weather across much of the Midwest has continued, sending November soybeans to $7.3150 per bushel, 43.5 cents better than last week's close. August soybean meal was $15.70 higher at $226.70 per ton while December corn closed at $2.68 per bushel, 21.75 cents higher than last week. August bean oil was 0.85 cents higher at 25.48 cents per gallon. Positions in the soft commodities did not fare as well. Longs in the cotton market reported losses as the December contract fell 4.02 cents to 51.45 cents per pound after the USDA revised its forecasts for world cotton stocks upward by five million bales. Longs in the energy sector sustained losses as a spike in inventory projections caused the August crude oil contract to close $1.54 lower at $58.09 per barrel.






















              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY

[LOGO]                                           (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                            o FAX (312) 756-4452
555 West Jackson Blvd, Suite 600             Performance Hotline: (866) 516-1574
Chicago, IL 60661                               website: www.dearborncapital.com
                                               e-mail: funds@dearborncapital.com